Exhibit 10
[Letterhead of T. Rowe Price Group, Inc.]
January 31, 2006
James S. Riepe
Conclusion Farm
1330 Western Run Road
Cockeysville, MD 21030
Dear Jim:
     This will confirm that you have agreed to act as a consultant to T. Rowe Price Group, Inc. (the “Company”) commencing as of January 1, 2006 in accordance with the following terms and conditions:
1.	Services. During the term of this engagement, you will provide strategic and other consulting services to the Chief Executive Officer and other senior management of the Company as mutually agreed between you and the Chief Executive Officer. It is expected that these services will be provided telephonically and through in-person meetings as we determine to be appropriate. In no event, will you be engaged for assignments which would require activity by you for four consecutive weeks of full-time days or for cumulative time of more than eight weeks of full-time days in any calendar year. In addition, for the period from January 1, 2006 through the end of your term in April 2006 as Chairman of the Company advised Fund boards you will continue to perform services for the Company and the Funds as required by your position as Chairman and on a basis consistent with past practice. You will not have access to the Company’s investment research information, and your consulting activities will not include assisting portfolio managers with respect to investment selections or related investment activities (although you may provide general guidance with respect to capital markets and market trends and their impact on the Company’s business).
2.	Compensation. Your compensation for these services will be $116,667.00 for the period from January 1, 2006 until April 30, 2006, $66,667.00 for the period from May 1, 2006 until December 31, 2006 and at a rate of $100,000 per year thereafter. You will be paid quarterly. You will be reimbursed for your reasonable out-of-pocket expenses, including any required travel to the Company or elsewhere. For purposes of this engagement, you will be an independent contractor and not an employee of the Company, and will not be entitled to any benefits or other compensation beyond the consulting payments set forth in this paragraph. You will also be responsible for payment of all taxes associated with your compensation hereunder.
3.	Term. This arrangement shall be automatically renewed on January 1 of each year for an additional one-year period unless either party provides prior written notice to the other party that it wishes to terminate this arrangement at any time prior to such

January 1. In addition, this arrangement may be terminated by either party at any time after April 30, 2006 for any reason upon at least thirty (30) days prior written notice to the other party.
4.	Confidentiality. During your engagement hereunder, you will maintain the confidentiality of any non-public information relating to the Company that you obtain as a result of your consulting activity. In addition, unless otherwise agreed in writing by the Chair of the Company’s Ethics Committee, you will continue to be bound by the Company’s policies with respect to the trading in Company stock, including its prior clearance and reporting procedures for employees. Provided that you do not obtain information about the Company’s investment research, recommendations, or transactions, subsequent to the end of your term in April 2006 as Chairman of the Company advised Fund boards, you will no longer be subject to the Company’s policies with respect to the prior clearance and reporting of your personal securities transactions involving securities other than stock of the Company.
5.	Office Space. The Company will provide you with appropriate office spaces and equipment, secretarial assistance and computer access and support.
6.	Other Employment. Should you accept a position as an employee, officer, director or consultant, or an appointment to the board, of a federally registered investment advisor or a registered investment company, you will provide written notice of such employment or appointment to the Chief Executive Officer of the Company (and recognize that we may need to modify this relationship or establish protocols or procedures relating to such position to avoid any potential conflicts, or appearance of conflicts, arising therefrom).
7.	Entire Agreement. This letter represents the entire agreement relating to your engagement by the Company, and shall be governed by and constructed in accordance with the laws of the State of Maryland.
If the foregoing accurately reflects our agreement, please acknowledge by signing and returning the enclosed copy of this letter.

Very truly yours,

/s/ George A. Roche

George A. Roche

/s/ James S. Riepe

James S. Riepe
[T. Rowe Price Second Sheet]